Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ocean Power Technologies, Inc.:

We consent to the use of our report dated July 22, 2019, with respect to the consolidated balance sheets of Ocean Power Technologies, Inc. and subsidiaries (the Company) as of April 30, 2019 and 2018, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended April 30, 2019, and the related notes collectively, the consolidated financial statements incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated July 22, 2019 contains an explanatory paragraph that states that the Company’s cash balance, recurring losses from operations, and accumulated deficit raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report on the consolidated financial statements also refers to the Company’s adoption of Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, and several related amendments, issued by the Financial Accounting Standards Board.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 7, 2020